Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF EIP PHARMA’S

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in Exhibit 99.2 to the Current Report on Form 8-K, filed by CervoMed Inc. (“CervoMed”) with the SEC on August 9, 2023. Some of the information contained in this discussion and analysis or set forth in our prospectus filed with the United States Securities and Exchange Commission (“SEC”) on July 13, 2023 contains forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. As a result of many factors, including those factors set forth in the “Risk Factors” section included as Exhibit 99.2 to the Form 8-K of which this Exhibit 99.1 is also a part, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the “Risk Factors” section included as Exhibit 99.2 to the accompanying Form 8-K, as well as the other information included in our prospectus, dated July 13, 2023, and other filings with the SEC, to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

On August 16, 2023, subsequent to the date of the financial information included in the discussion below, we (i) completed the previously announced merger transaction (the “Merger”) between our wholly owned subsidiary, Dawn Merger Inc., and EIP Pharma, Inc. (“EIP”) and, (ii) immediately thereafter, changed our corporate name from “Diffusion Pharmaceuticals Inc,” (“Diffusion”) to “CervoMed Inc.” Accordingly, unless the context otherwise requires, all references in this section to “we,” “our,” or “us,” refer to the business of EIP for all dates and periods prior to August 16, 2023 and to the business of CervoMed for all dates and periods subsequent to (and including) August 16, 2023.

Overview

We are a clinical stage therapeutics company that is developing treatments for acute and chronic neurodegenerative diseases of the brain and the Central Nervous System (“CNS”), such as Dementia with Lewy Bodies (“DLB”), and other neurologic indications. In DLB, for which there are no approved therapies and no disease-modifying drugs in Phase 3 clinical development, we believe we are one of the leaders in the industry, as we are the only company that we are aware of with an asset that, in that disease, has shown statistically significant positive effects compared to placebo in a Phase 2a clinical trial and has entered a Phase 2b clinical evaluation. Our novel approach focuses on reducing the impact of inflammation in the brain, or neuroinflammation, which we believe is a key factor in the manifestation of neurodegenerative disease. Chronic activation of the enzyme p38α in the neurons (nerve cells) within the brains of people with neurodegenerative diseases is believed to impair how neurons communicate through synapses (the connections between neurons). This impairment, termed synaptic dysfunction, leads to deterioration of cognitive and motor abilities. Left untreated, synaptic dysfunction can result in neuronal loss that leads to devastating disabilities, institutionalization and, ultimately, death. We believe that inhibiting p38α activity in the brain, by interfering with key pathogenic drivers of disease, has the potential to improve cognitive and motor function observed in early-stage neurodegenerative diseases. We also believe it is possible to modify the course of these diseases by delaying permanent synaptic dysfunction and neuron death.

We are developing an oral therapy, neflamapimod, that penetrates the blood-brain barrier and inhibits activity of p38α in the neuron. Based on preclinical and clinical work to date, we believe if neflamapimod is given in the early stages of neurodegenerative diseases, it may reverse synaptic dysfunction and improve neuron health. In preclinical studies, neflamapimod has been shown to reverse the neurodegenerative process in the basal forebrain cholinergic (“BFC”) system, the specific region of the brain that is the site of the major pathology in DLB. We have obtained positive Phase 2a clinical data in DLB, specifically, statistically significant improvement compared to placebo on measures of dementia severity and functional mobility (walking ability). In addition, we previously obtained and our Phase 2 clinical data in Alzheimer’s Disease (“AD”) that provides supportive clinical data demonstrating blood-brain-barrier penetration, target engagement, and identification of dose-response.

Our next step in the clinical development of neflamapimod is the conduct of our recently initiated Phase 2b placebo-controlled clinical trial intended to confirm the Phase 2a results and provide the data necessary to finalize design of a Phase 3 clinical trial, the general framework of which has been agreed upon with the U.S. Food and Drug Administration (“FDA”). The Phase 2b trial is estimated to be fully funded by an awarded grant from the National Institute of Health’s National Institute on Aging (“NIA”) and was initiated in the second quarter of 2023, with data-readout planned for the second half of 2024.

Building on what we learned in our Phase 2a trial, the Phase 2b trial, known as RewinD-LB, is a double-blind, 16-week study in 160 patients with early stage DLB randomized 1:1 to 40mg neflamapimod or placebo TID. Patients in both the neflamapimod and placebo groups who complete the main, randomized, double-blinded, 16-week phase of the study will receive neflamapimod on an open label basis for an additional 32 weeks. Key distinctions from Phase 2a trial include (1) the use of a single daily dose regimen of neflamapimod (40mg TID), (2) use of the CDR-SB, a measure of dementia severity, as a primary endpoint, and (3) the exclusion of patients with AD co-pathology, assessed by ptau181 levels in the blood). Clinical trial simulations indicate with the incorporation of these changes from our Phase 2a trial, the RewinD-LB study is designed to have >95%, approaching 100%, statistical power to detect significant improvement over placebo on the CDR-SB.

EIP Financial Summary as of and for the Period Ended June 30, 2023

To date, we have not had any products approved for sale and have not generated any revenue from product sales. We do not expect to generate revenue from product sales until such time, if ever, that we are able to successfully complete the development and obtain marketing approval for one of our product candidates. We have never been profitable, and we will continue to require additional capital to develop neflamapimod and fund operations for the foreseeable future. We have incurred net losses in each year since inception and expect to continue to incur net losses for the foreseeable future. Our ability to generate product revenue will depend on the successful development and eventual commercialization of neflamapimod. EIP’s net losses were $1.8 million and $3.0 million for the three months and six months ended June 30, 2023, respectively. As of June 30, 2023, EIP had an accumulated deficit of $55.3 million. Substantially all such net losses have resulted from costs incurred in connection with research and development programs and from general and administrative costs associated with operations. We expect our expenses will increase in connection with our ongoing activities, as we:

●	advance neflamapimod through clinical trials, including our ongoing Phase 2b trial for DLB, through to initiation of a Phase 3 trial in DLB;
●	hire additional personnel;
●	operate as a public company;
●	require the manufacture of supplies for our nonclinical studies and clinical trials; and
●	obtain, maintain, expand, and protect our intellectual property portfolio.

EIP’s losses from operations and accumulated deficit, as well as the additional capital needed to fund operations within one year of June 30, 2023, raise substantial doubt about EIP’s ability to continue as a going concern, prior to giving effect to the Merger subsequently completed on August 16, 2023. However, based on our current operating plan, we believe that EIP’s existing cash and cash equivalents on hand as of June 30, 2023, along with the remaining funds to be received from the NIA grant and the cash acquired from Diffusion in the Merger, will enable us to fund our operating expenses and capital expenditure requirements through at least 12 months from June 30, 2023.

We expect to incur substantial expenditures in the foreseeable future for the development of neflamapimod and will require additional financing to continue this development. EIP’s financial statements as of and for the period June 30, 2023 have been prepared on a basis that assumes that EIP will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Recent Developments

Amendments to EIP Convertible Notes

On June 16, 2023, EIP and the noteholders of those certain (i) convertible promissory notes of EIP, dated as of December 4, 2021, as amended, and (ii) convertible promissory notes of EIP, dated as of December 10, 2021, as amended (collectively, the “EIP Convertible Notes”) amended the terms and conditions of the EIP Convertible Notes to, among other things, establish a fixed conversion price of $1.47 with respect to the Merger or, with respect to any reverse merger transaction other than the Merger, 70% of the price per share of EIP common stock, par value 0.001 (“EIP Common Stock”) as determined in good faith by the EIP board of directors at the time of the execution and delivery by EIP of a definitive agreement providing for a reverse merger.

In addition, the EIP Convertible Notes, dated December 10, 2021 were amended to provide that, to the extent the conversion of such notes in the Merger were to result in the holder beneficially owning more than 9.99% of our outstanding voting stock, such holder would be granted pre-funded warrants in lieu of common stock for the conversion of any principal and accrued but unpaid interest in excess of 9.99%.

In connection with the closing of the Merger, all outstanding EIP Convertible Notes converted into shares of EIP Common Stock at the fixed conversion price of $1.47, which shares of EIP Common Stock were subsequently converted into the right to receive shares of CervoMed common stock (or pre-funded warrants in lieu thereof) upon the closing of the Merger.

July 2023 EIP Share Issuance

On July 10, 2023, EIP sold and issued an aggregate of 551,020 shares of EIP Common Stock to Joshua Boger, an existing EIP stockholder, and Frank Zavrl, a non-employee director of EIP and, following completion of the Merger, CervoMed, for aggregate gross proceeds of $810,000.

Based on the exchange ratio in the Merger of 0.1151, the purchase price of $1.47 per share of EIP Common Stock equates to a purchase price of approximately $12.77 per share of CervoMed common stock subsequently received as Merger consideration.

Closing of Merger

On March 30, 2023, we entered into a merger agreement (the “Merger Agreement”) with EIP, pursuant to which EIP merged with an into our wholly owned subsidiary, with EIP surviving the merger. The Merger closed on August 16, 2023. Additionally, in connection with the closing of the Merger, we changed our name from “Diffusion Pharmaceuticals Inc.” to “CervoMed Inc.”

Impact of COVID-19

The COVID-19 pandemic continues to evolve. While it appears its most severe effects have subsided, COVID-19 could re-emerge or new public health threats could appear. The future impact of the COVID-19 pandemic or a similar health disruption is highly uncertain and subject to change. We cannot predict the full extent of potential delays or impacts on our business, our clinical trials, health care systems, third parties with whom we engage or the global economy as a whole, but if we or any of the third parties with whom we engage, including personnel at contract manufacturing organizations and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timeline presently planned could be materially and adversely impacted. Overall, we recognize the challenges of product development during a pandemic, and we will continue to closely monitor events as they develop and plan for alternative and mitigating measures if needed.

Components of EIP Results of Operations as of and for the Period Ended June 30, 2023

Revenue

EIP has not generated any revenue from product sales and we do not expect to do so in the near future. As of June 30, 2023, total cash funding of $4.3 million was received by EIP from the NIA grant. The total revenue recognized from the NIA grant was $1.7 million and $3.1 million for the three and six months ended June 30, 2023, respectively. The funding that has not been recognized as revenue, $1.2 million as of June 30, 2023, has been recorded as deferred revenue.

Research and Development Expenses

Research and development expenses account for a significant portion of our operating expenses. We recognize research and development expenses as incurred. Research and development expenses consist primarily of costs incurred for the discovery and development of our product candidates, which include:

●	expenses incurred under agreements with third-party contract organizations, preclinical testing organizations, and consultants;
●	costs related to production of clinical materials, including fees paid to contract manufacturers;
●	vendor expenses related to the execution of preclinical studies and clinical trials;

●	personnel-related expenses, including salaries, benefits, and stock-based compensation for personnel engaged in research and development functions;
●	costs related to the preparation of regulatory submissions;
●	third-party license fees; and
●	expenses for rent and other supplies.

Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors, collaborators, and third-party service providers. Non-refundable advance payments made by us for future research and development activities are capitalized and expensed as the related goods are delivered and as services are performed.

Specific program expenses include expenses associated with the development of our lead product candidate, neflamapimod, which recently initiated a Phase 2b clinical trial for treatment of subjects with DLB. Personnel or other operating expenses incurred for our research and development programs primarily relate to salaries and benefits, stock-based compensation, and facility expenses.

At this time, we cannot reasonably estimate or know the nature, timing, and estimated costs of the efforts that will be necessary to complete the development of, and obtain regulatory approval for, neflamapimod, or for any other product candidates that we may develop or acquire. We expect our research and development expenses to increase substantially for the foreseeable future as we continue to invest in research and development (“R&D”) activities related to developing neflamapimod such as conducting larger clinical trials, seeking regulatory approval and incurring expenses associated with hiring personnel to support other R&D efforts. The process of conducting the necessary clinical research to obtain regulatory approval is costly and time-consuming, and the successful development of product candidates, including neflamapimod, is highly uncertain.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including stock-based compensation for our personnel in executive, finance and accounting, and other administrative functions. General and administrative expenses also include legal fees relating to intellectual property and corporate matters, professional fees paid for accounting, auditing, consulting, and tax services, insurance costs, and facility costs.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research and development activities and as we begin development activities pursuant to the NIA grant. We also anticipate that we will incur increased expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and those of any national securities exchange on which our securities are traded, legal, auditing, additional insurance expenses, investor relations activities, and other administrative and professional services.

Other Income (Expense)

Other income (expense) consists of interest earned on our cash and cash equivalents and the change in fair value of the EIP Convertible Notes.

EIP Results of Operations as of and for the Period Ended June 30, 2023

Comparison of Three Months Ended June 30, 2023 and 2022

	Three Months ended June 30,		Change
	2023	2022	$	%
Grant revenue	$1,719,944	$-	$1,719,944	100%
Operating expenses
Research and development	1,958,388	256,825	1,701,563	663%
General and administrative	1,414,303	493,335	920,968	187%
Total Operating Expenses	3,372,691	750,160	2,622,531	350%

Loss from operations	(1,652,747)	(750,160)	(902,587)	120%
Other income (expense)
Other income (expense)	(212,211)	(5)	(212,206)	4,244,120%
Interest income	17,707	7,222	10,485	145%
Interest expense	-	1	(1)	(100)%
Total other income (expense)	(194,504)	7,218	(201,722)	(-2,795)%
Net loss	$(1,847,251)	$(742,942)	$(1,104,309)	149%

Grant Revenue

Grant revenue was $1.7 million for the three months ended June 30, 2023, compared to $0 for the three months ended June 30, 2022. The increase of $1.7 million was a result of a $21.0 million grant awarded to us by the NIA in January 2023 to support a Phase 2b study of neflamapimod in DLB.

Research and Development Expenses

Research and development expenses were $2.0 million for the three months ended June 30, 2023, compared to $1.7 million for the three months ended June 30, 2022. The increase of $0.3 million was primarily driven by increased clinical activity.

General and Administrative Expenses

General and administrative expenses were $1.4 million for the three months ended June 30, 2023, compared to $0.5 million for the three months ended June 30, 2022. The increase of $0.9 million was primarily due to an increase in legal, accounting and other professional fees of $0.8 million and an increase in other general and administrative expense, primarily related to public/investor relations, of $0.1 million.

Other Income (Expense)

Other income (expense) was $(212,211) for the three months ended June 30, 2023, compared to $(5) for the three months ended June 30, 2022. The expense increase of $0.2 million was primarily due to adjustments to the fair value of the EIP Convertible Notes for the three months ended June 30, 2023.

Interest Income

Interest income was $17,707 for the three months ended June 30, 2023, compared to $7,222 for the three months ended June 30, 2022. The increase of $10,485 was primarily due to higher interest rates.

Interest expense

Interest expense was $0 for the three months ended June 30, 2023, compared to $1 for the three months ended June 30, 2022.

Comparison of Six Months Ended June 30, 2023 and 2022

	Six Months ended June 30,		Change
	2023	2022	$	%
Grant revenue	$3,127,812	$-	$3,127,812	100%
Operating expenses
Research and development	3,791,662	625,241	3,166,421	506%
General and administrative	3,053,234	1,007,416	2,045,818	203%
Total Operating Expenses	6,844,896	1,632,657	5,212,239	319%

Loss from operations	(3,717,084)	(1,632,657)	(2,084,427)	128%
Other income (expense)
Other income (expense)	644,368	(1,769,005)	2,413,373	100%
Interest income	53,111	8,655	44,456	514%
Interest expense	-	(17)	17	(100)%
Total other income (expense)	697,479	(1,760,367)	2,457,846	100%
Net loss	$(3,019,605)	$(3,393,024)	$373,419	(11)%

Grant Revenue

Grant revenue was $3.1 million for the six months ended June 30, 2023, compared to $0 for the six months ended June 30, 2022. The increase of $3.1 million was a result of a $21.0 million grant awarded to us by the NIA in January 2023 to support a Phase 2b study of neflamapimod in DLB.

Research and Development Expenses

Research and development expenses were $3.8 million for the six months ended June 30, 2023, compared to $0.6 million for the six months ended June 30, 2022. The increase of $3.2 million was primarily driven by increased clinical activity.

General and Administrative Expenses

General and administrative expenses were $3.1 million for the six months ended June 30, 2023, compared to $1.0 million for the six months ended June 30, 2022. The increase of $2.1 million was primarily due to an increase in legal, accounting and other professional fees of $1.7 million and an increase in other general and administrative expense, primarily related to public/investor relations, of $0.3 million.

Other Income

Other income was $0.6 million for the six months ended June 30, 2023, compared to an expense of $1.8 million for the six months ended June 30, 2022. The increase of $2.4 million was primarily due to adjustments to the fair value of the EIP Convertible Notes.

Interest Income

Interest income was $53,111 for the six months ended June 30, 2023, compared to $8,665 for the six months ended June 30, 2022. The increase of $44,456 was primarily due to higher interest rates.

Interest expense

Interest expense was $0 for the six months ended June 30, 2023, compared to $17 for the six months ended June 30, 2022.

Liquidity and Capital Resources of EIP

Sources of Liquidity

From the date of EIP’s inception through June 30, 2023, EIP’s operations had primarily been financed through the issuance of common stock, convertible preferred stock and convertible debt financings. As of June 30, 2023 (and without giving pro forma effect to the Merger subsequently completed on August 16, 2023 or the proceeds from the issuance of EIP Common Stock in July 2023), EIP had approximately $0.6 million of cash and cash equivalents. EIP has incurred net operating losses since inception and has not generated positive cash flows from operations. As of June 30, 2023, EIP had an accumulated deficit of approximately $55.3 million. In January 2023, EIP was awarded a $21.0 million grant from the NIA to support the Phase 2b study of neflamapimod in DLB, which is expected to be received over a three-year period. As of June 30, 2023, total cash funding of $4.3 million had been received from the NIA grant.

Our primary uses of cash are to fund our operations, which consist primarily of research and development expenditures related to our programs and, to a lesser extent, general and administrative expenditures. Cash used to fund operating expenses is impacted by the timing of when we pay these expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.

The total principal and accrued interest of EIP convertible debt of $11.5 million, which had a fair value of $11.8 million as of June 30, 2023, was scheduled to become due in December 2023 pursuant to its terms. However, in connection with closing of the Merger in August 2023, all previously outstanding convertible debt of EIP was converted into the right to receive shares of CervoMed common stock. EIP’s losses from operations, negative operating cash flows and accumulated deficit, as well as the additional capital needed to fund operations within one year of the issuance date of EIP’s financial statements for the period ended June 30, 2023, raise substantial doubt about EIP’s ability to continue as a going concern, prior to giving effect to the subsequent closing of the Merger on August 16, 2023. However, based on our current operating plan, we believe that EIP’s existing cash and cash equivalents on hand as of June 30, 2023, along with the remaining funds to be received from the NIA grant and the cash acquired from Diffusion in the Merger, will enable us to fund our operating expenses and capital expenditure requirements through at least 12 months from June 30, 2023.

We expect to incur substantial expenditures in the foreseeable future for the development of our product candidates and will require additional financing to continue this development. The unaudited financial statements included as Exhibit 99.2 to CervoMed’s Current Report on Form 8-K, filed with the SEC on August 9, 2023, have been prepared on a basis that assumes that EIP will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should EIP be unable to continue as a going concern.

Future Funding Requirements

Any product candidates we may develop may never achieve commercialization, and we anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development expenses, general and administrative expenses, and capital expenditures will continue to increase. In addition, we expect to incur costs associated with operating as a public company. As a result, until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. Our primary uses of capital are, and we expect will continue to be, costs related to clinical research, manufacturing and development services; compensation and related expenses; costs relating to the build-out of our headquarters, other offices and laboratories; license payments or milestone obligations that may arise; laboratory expenses and costs for related supplies; manufacturing costs; legal and other regulatory expenses and general overhead costs.

Based on our current operating plan, we believe that EIP’s existing cash and cash equivalents on hand as of June 30, 2023, along with the remaining funds to be received from the NIA grant and the cash acquired from Diffusion in the Merger, will enable us to fund our operating expenses and capital expenditure requirements to the end of 2024. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. We will continue to require additional financing to advance our current product candidates through clinical development, to develop, acquire or in-license other potential product candidates and to fund operations for the foreseeable future. We will continue to seek funds through equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any failure to raise capital as and when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise capital, we will need to delay, reduce or terminate planned activities to reduce costs, including our development or commercialization activities for neflamapimod. We might also be required to seek funds through arrangements with third parties that require us to relinquish certain of our rights to neflamapimod or otherwise agree to terms unfavorable to us.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, we are unable to estimate the exact amount of our operating capital requirements. Our future capital requirements will depend on, and could increase significantly as a result of, many factors, including:

●

the enrollment, progress, timing, costs and results of the Phase 2b trial for neflamapimod in patients with DLB, as well as additional development plans for neflamapimod in other disease indications, such as Recovery after Anterior Circulation Ischemic Stroke and Early Onset Alzheimer’s Disease;

●	the outcome, timing and cost of meeting regulatory requirements established by the FDA and other comparable foreign regulatory authorities;
●	our ability to reach certain milestone events set forth in our collaboration agreements and the timing of such achievements, triggering our obligation to make applicable payments;
●

the hiring of additional clinical, scientific and commercial personnel to pursue our development plans, as well the increased costs of internal and external resources as to support our operations as a public reporting company;

●	the cost and timing of securing manufacturing arrangements for clinical or commercial production;
●	the cost of establishing, either internally or in collaboration with others, sales, marketing and distribution capabilities to commercialize neflamapimod, if approved;
●

the cost of filing, prosecuting, enforcing, and defending our patent claims and other intellectual property rights, including defending against any patent infringement actions brought by third parties against us;

●	the ability to receive additional non-dilutive funding, including grants from organizations and foundations;
●	our ability to establish strategic collaborations, licensing or other arrangements with other parties on favorable terms, if at all; and
●	the extent to which we may in-license or acquire other product candidates or technologies.

A change in the outcome of any of these or other variables could significantly alter the costs and timing associated with the development of neflamapimod. Furthermore, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.

Cash Flows

	Six Months ended June 30,
	2023	2022
Net cash used in:
Operating activities	$(3,443,795)	$(1,309,289)
Net decrease in cash and cash equivalents	$(3,443,795)	$(1,309,289)

Net Cash Used in Operating Activities

For the six months ended June 30, 2023, cash used in operating activities was $3.4 million. The net cash outflow from operations primarily resulted from net loss of $3.0 million and change in fair value of convertible debt of $0.6 million, offset by a non-cash charge of $0.1 million for stock-based compensation and changes in operating assets and liabilities of $0.1 million.

For the six months ended June 30, 2022, cash used in operating activities was $1.3 million. The net cash outflow from operations primarily resulted from net loss of $3.4 million, offset by a change in fair value of convertible debt of $1.8 million, a non-cash charge of $0.2 million for stock-based compensation, contributed capital in lieu of executive compensation of $0.1 million and a change in operating assets and liabilities of $0.1 million.

Net Cash Provided by Financing Activities

There was no cash provided by financing activities during the six months ended June 30, 2023 and June 30, 2022.

Net Cash Provided by Investing Activities

There was no cash provided by investing activities during the six months ended June 30, 2023 and June 30, 2022.

Contractual Obligations and Other Commitments

We enter into contracts in the normal course of business with third-party contract organizations for clinical trials, non-clinical studies and manufacturing, and other services for operating purposes. The amount and timing of contractual obligations may vary based on the timing of services.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Critical Accounting Polices and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. We believe the following are our more significant estimates and judgments used in the preparation of our financial statements.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of new product development. Research and development costs include salaries and benefits, consultants’ fees, process development costs and stock-based compensation, as well as fees paid to third parties that conduct certain research and development activities on our behalf.

A substantial portion of our ongoing research and development activities are conducted by third-party service providers. We record accrued expenses for estimated preclinical study and clinical trial expenses. Estimates are based on the services performed pursuant to contracts with research institutions, contract research organizations in connection with clinical studies, investigative sites in connection with clinical studies, vendors in connection with preclinical development activities, and contract manufacturing organizations in connection with the production of materials for clinical trials. Further, we accrue expenses related to clinical trials based on the level of subject enrollment and activity according to the related agreement. We monitor subject enrollment levels and related activity to the extent reasonably possible and make judgments and estimates in determining the accrued balance in each reporting period. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development.

If we underestimate or overestimate the level of services performed or the costs of these services, actual expenses could differ from estimates. To date, we have not experienced significant changes in our estimates of preclinical studies and clinical trial accruals.

Stock-based Compensation

Stock-based compensation for employee and non-employee awards is measured on the grant date based on the fair value of the award and recognized on a straight-line basis over the requisite service period. The fair value of stock options to purchase common stock are measured using the Black-Scholes option pricing model. We account for forfeitures as they occur. The fair value of stock options is determined by us using the methods and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

Expected Term. The expected term represents the period that stock-based awards are expected to be outstanding. We use the “simplified method” to estimate the expected term of stock option grants. Under this approach, the weighted-average expected life is presumed to be the average of the contractual term of ten years and the weighted-average vesting term of our stock options, taking into consideration multiple vesting tranches. We utilize this method due to lack of historical data and the plain-vanilla nature of our stock-based awards.

Expected Volatility. We have limited information on the volatility of common stock as the shares are not actively traded on any public markets. The expected volatility is derived from the historical stock volatilities of comparable peer public companies within our industry. These companies are considered to be comparable to our business over a period equivalent to the expected term of the stock-based awards.

Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the stock options expected term.

Expected Dividend Rate. The expected dividend is zero as we have not paid, nor do we anticipate paying, any dividends on our stock options in the foreseeable future.

As of June 30, 2023, the grant date fair value of EIP Common Stock was typically determined by EIP’s board of directors with the assistance of management and a third party valuation specialist. Following the completion of the Merger, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of each equity grant.

Valuation of EIP Convertible Notes

The fair value of the EIP Convertible Notes as of June 30, 2023 and December 31, 2022 were estimated as the combination of a zero-coupon bond and a call option. The combined values for each of the EIP Convertible Notes as of June 30, 2023 and December 31, 2022 were then weighted by the probability of completing a financing or reverse merger. This approach resulted in the classification of the EIP Convertible Notes as of June 30, 2023 and December 31, 2022 as Level 3 of the fair value hierarchy (see Note 8 to the unaudited financial statements included as Exhibit 99.2 to CervoMed’s Current Report on Form 8-K, filed with the SEC on August 9, 2023). The assumptions utilized to value the EIP Convertible Notes as of June 30, 2023 were an estimated term of 0.13 years, volatility of 69.0% and a market yield of 54.0% and 5.4% for completing a financing or reverse merger, respectively. The measurement of fair value incorporates expected future cash flows associated with interest payments; as such, there is no separate accrual for interest accrued but not yet paid.

In connection with the closing of the Merger, all outstanding EIP Convertible Notes converted into shares of EIP Common Stock at the fixed conversion price of $1.47, which shares of EIP Common Stock were subsequently converted into the right to receive shares of CervoMed common stock (or pre-funded warrants in lieu thereof) upon closing of the Merger.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. The primary objective of our investment activities is to preserve capital to fund our operations. We also seek to maximize income from our investments without assuming significant risk.

EIP had cash and cash equivalents of $0.6 million as of June 30, 2023 (without giving pro forma effect to the completion of the Merger in August 2023 or proceeds from the issuance of EIP Common Stock in July 2023), which included bank deposits and money market funds. Such interest-earning instruments carry a degree of interest rate risk. However, historical fluctuations in interest income have not been significant for us.

Foreign Currency Risk

Our expenses are generally denominated in U.S. dollars. However, we have entered into a limited number of contracts with vendors for research and development services with payments denominated in foreign currencies, including the Euro. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material to our financial statements, and we have not had a formal hedging program with respect to foreign currency.

Effects of Inflation

We believe that inflation and changing prices have had a moderate impact on our results of operations for the period presented herein.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in the notes to our financial statements appearing in Exhibit 99.2 to CervoMed’s Current Report on Form 8-K, filed with the SEC on August 9, 2023.